SHARE EXCHANGE AGREEMENT

         THIS SHARE EXCHANGE AGREEMENT (this "Agreement') is entered into effective as of the 17th day of February, 2000, by and among EMPIRE FINANCIAL HOLDING COMPANY, a Florida corporation, with a principal address of 1385 West State Road 434, Longwood, Florida 32750 (the "Company"), KEVIN M. GAGNE ("Gagne") and RICHARD L. GOBLE ("Goble"), each an individual with an address c/o of the Company (Gagne and Goble are referred to individually as "Shareholder" and collectively as "Shareholders").

                                    Recitals:

         A. Empire Financial Group, Inc., a Florida corporation ("Empire-Florida"), is authorized to issue 1,000 voting shares of common stock, $10 par value per share, and 200,000 non-voting shares of common stock, $.001 par value per share. Empire-Florida has issued 100,500 shares to Goble and 100,500 shares to Gagne, which collectively represents all of the issued and outstanding shares of Empire-Florida (collectively, the "Empire-Florida Shares").

         B. Advantage Trading Group, Inc., a Florida corporation ("Advantage-Florida"), is authorized to issue 1,000 shares of common stock, $10 par value per share. Advantage-Florida has issued 500 shares to Goble and 500 shares to Gagne, which collectively represent all of the issued and outstanding shares of Advantage-Florida (collectively, the "Advantage-Florida Shares").

         C. Empire Investment Advisors, Inc., a Florida corporation ("Investment Advisors"), is authorized to issue 1,000 shares of common stock, $.01 par value per share. Investment Advisors has issued 500 shares to Goble and 500 shares to Gagne, which collectively represent all of the issued and outstanding shares of Investment Advisors (collectively, the "Investment Advisors Shares").

         D. The Company is authorized to issue 100,000,000 shares of common stock, $.01 par value per share ("Common Stock"), none of which are presently issued and outstanding.

         E. Each of the Shareholders desires to contribute all of his Empire-Florida Shares, Advantage-Florida Shares and Investment Advisors Shares to the Company in exchange for shares of Common Stock, in accordance with the terms of this Agreement, in a tax-free transaction within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended ("Section 351").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       Exchange of Stock.

                  a. The Shareholders agree to contribute to the Company pursuant to Section 351, and the Company agrees to accept from the Shareholders, all of the Empire-Florida Shares.

                  b. The Shareholders agree to contribute to the Company pursuant to Section 351, and the Company agrees to accept from the Shareholders, all of the Advantage-Florida Shares.

                  c. The Shareholders agree to contribute to the Company pursuant to Section 351, and the Company agrees to accept from the Shareholders, all of the Investment Advisors Shares.

                  d. In exchange for the Empire-Florida Shares, Advantage-Florida Shares and Investment Advisors Shares, the Company agrees to issue and deliver to each of the Shareholders 4,000,000 shares of Common Stock, which will result in the Shareholders owning 100% of the issued and outstanding shares of capital stock of the Company after said exchange. The Company acknowledges that the exchange of the Empire-Florida Shares, Advantage-Florida Shares and Investment Advisors Shares for shares of Common Stock is a tax free exchange pursuant to Section 351.

         2.       Closing.

                  a. The Closing of the transactions contemplated hereby shall take place in the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131 on February 17, 2000 or any other date designated in writing by the Company. At the Closing:

                           i. The Shareholders shall deliver to the Company the following:

                                    (A) Stock certificates evidencing their
                           Empire-Florida Shares in proper form of transfer, duly endorsed in blank or accompanied by an executed stock power, with evidence of payment of any required transfer taxes or documentary tax stamps; and

                                    (B) All minute books, stock records and
                           other corporate records of Empire-Florida.

                                    (C) Stock certificates evidencing their
                           Advantage-Florida Shares in proper form of transfer, duly endorsed in blank or accompanied by an executed stock power, with evidence of payment of any required transfer taxes or documentary tax stamps; and


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

                                    (D) All minute books, stock records and
                           other corporate records of Advantage-Florida.

                                    (E) Stock certificates evidencing their
                           Investment Advisors Shares in proper form of transfer, duly endorsed in blank or accompanied by an executed stock power, with evidence of payment of any required transfer taxes or documentary tax stamps; and

                                    (F) All minute books, stock records and
                           other corporate records of Investment Advisors.

                           ii. The Company shall deliver to each Shareholder a certificate or certificates evidencing 4,000,000 shares of Common Stock.

         3.       Representations and Warranties of Shareholders.

                  Each of the Shareholders jointly and severally represents and warrants to the Company as of the date and time of the Closing, that:

                  a. Each Shareholder is the owner, beneficially and of record, of those Empire-Florida Shares, Advantage-Florida Shares and Investment Advisors Shares being exchanged hereby free and clear of any claims, liens, options, charges, security interests, or encumbrances of any nature (collectively, "Liens").

                  b. Upon delivery of all of the Empire-Florida Shares, Advantage-Florida Shares and Investment Advisors Shares, the Company shall acquire good and marketable title to such shares, free and clear of all Liens, and shall be the holder of 100% of the issued and outstanding capital stock of Empire-Florida, Advantage-Florida and Investment Advisors.

                  c. There are no options, warrants or rights to acquire any of the shares or any interest in Empire-Florida, Advantage-Florida or Investment Advisors, and no claim by any person to any such rights.

                  d. Each Shareholder has full power and authority to contribute his portion of Empire-Florida Shares, Advantage-Florida Shares or Investment Advisors Shares to the Company and to consummate the transactions contemplated by this Agreement. This Agreement and any other documents or agreements related to this Agreement and executed by either Shareholder constitute the valid and binding obligations of each Shareholder, enforceable against the Shareholder in accordance with their respective terms. Neither the execution and delivery of this Agreement or the execution of any other documents or Agreements related to this Agreement, nor the consummation of the transactions contemplated by this Agreement violates any agreement to which such Shareholder is a party or by which the Shareholder is bound, or violates any law, order, decree or judgment applicable to such Shareholder. No authorization, approval or


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

         consent of any third-party is required for lawful execution, delivery and performance of this Agreement by each Shareholder.

                  e. Each Shareholder acknowledges that he is fully familiar with the business, finances and operations of the Company. Each Shareholder further acknowledges that the shares of the Common Stock being issued to each Shareholder pursuant to this Agreement are being issued without registration under the Securities Act of 1933, as amended (the "Act"). The shares of the Common Stock may only be resold if registered under the Act or pursuant to an exemption from the registration provisions. Each Shareholder represents and warrants that he is acquiring the shares of Common Stock for his own account for investment and that the shares are not being required for resale in connection with any distribution within the meaning of the Act. Each Shareholder acknowledges that the certificates representing the shares of Common Stock will bear a restrictive legend substantially as follows:

                           "These shares have not been registered under the
                  Securities Act of 1933, as amended (the "Act"), and may not be offered, sold, assigned, pledged, hypothecated or disposed of except (i) pursuant to an effective registration statement under the Act or (ii) upon the delivery by the holder of the shares to the Company of an opinion of counsel, satisfactory to the counsel for the Company, stating that an exemption from registration under the Act is available."

         4.       Miscellaneous.

                  a. Survival. All representations, covenants, warranties and agreements contained in this Agreement shall survive the Closing.

                  b. Waiver. Neither the failure nor any delay of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right, preclude further exercise of the same or of any other right; nor shall any waiver of any right with regard to a specific occurrence be construed as a waiver of that right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party granting the waiver.

                  c. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including provisions concerning limitations of actions), shall be governed by the laws of the State of Florida, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

                  d. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been received only when personally delivered. Personal delivery is effectuated either two days following the day when deposited with an overnight courier service, such as Federal Express, for delivery to the intended addressee or two days following the day

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

         when deposited in the United States mails, first class postage prepaid, to the addresses set forth at the beginning of the Agreement. Any person may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                  e. Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to the Agreement, their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights under this Agreement without the prior written consent of all parties.

                  f. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party who signs the counterpart. All counterparts together shall constitute one instrument. This Agreement shall become binding when one or more counterparts, individually or together, bears the signatures of all of the parties reflected as the signatories.

                  g. Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision or provisions may be invalid or unenforceable in whole or in part.

                  h. Paragraph Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  i. Gender, Etc. Words used in this Agreement, regardless of the number and gender specifically used, shall be construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

         IN WITNESS HEREOF, the parties have executed and delivered this Agreement on the date written above.


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

                                                SHAREHOLDERS:

                                                /s/ Kevin M. Gagne
                                                ------------------
                                                KEVIN M. GAGNE

                                                /s/ Richard L. Goble
                                                --------------------
                                                RICHARD L. GOBLE




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



                                                COMPANY:

                                                EMPIRE FINANCIAL HOLDING COMPANY

                                                By: /s/ Kevin M. Gagne
                                                ----------------------
                                                KEVIN M. GAGNE
                                                Co-Chief Executive Officer

                                                By: /s/ Richard L. Goble
                                                ------------------------
                                                RICHARD L. GOBLE
                                                Co-Chief Executive Officer




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